Preliminary Pricing Supplement LIRN-110 (To Prospectus dated April 27, 2016, Prospectus Supplement dated July 31, 2015 and Product Supplement COMM LIRN-1 dated July 11, 2017)	Subject to Completion Preliminary Pricing Supplement dated July 11, 2017	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-206013

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	July , 2017 July , 2017 July , 2022
* Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Leveraged Index Return Notes® Linked to
the Bloomberg ExEnergy SubindexSM Excess Return

▪ Maturity of approximately five years

▪ [155% to 175%] leveraged upside exposure to increases in the Index

▪ 1-to-1 downside exposure to decreases in the Index, with up to 100% of your principal at risk

▪ All payments occur at maturity and are subject to the credit risk of Deutsche Bank AG

▪ No periodic interest payments

▪ In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”

▪  Limited secondary market liquidity, with no exchange listing

The notes are being issued by Deutsche Bank AG (“Deutsche Bank”) through its London Branch. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement COMM LIRN-1, page PS-5 of the prospectus supplement and page 13 of the prospectus.

The initial estimated value of the notes as of the pricing date is expected to be between $9.43 and $9.73 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-15 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. See “Consent to Potential Imposition of Resolution Measures” on page TS-3 of this term sheet.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$10.000	$
Underwriting discount(1)	$ 0.135	$
Proceeds, before expenses, to Deutsche Bank	$ 9.865	$
(1)	For any purchase of 500,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.085 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

July    , 2017

Leveraged Index Return Notes® Linked to the Bloomberg ExEnergy SubindexSM Excess Return, due July , 2022

Summary

The Leveraged Index Return Notes® Linked to the Bloomberg ExEnergy SubindexSM Excess Return, due July , 2022 (the “notes”) are our senior unsecured obligations. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally and pari passu with the claims of all our other unsecured and unsubordinated creditors, subject to any statutory priority regime of the jurisdiction of our incorporation (or, in the case of notes issued by Deutsche Bank AG through a branch, of the law of the jurisdiction where the branch is established). Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Deutsche Bank and to any Resolution Measure (as described herein) imposed by the competent resolution authority. The notes provide you a leveraged return if the Ending Value of the Market Measure, which is the Bloomberg ExEnergy SubindexSM Excess Return (the “Index”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. Our initial estimated value of the notes was determined based on our valuation of two theoretical components of the notes: (i) a theoretical bond component and (ii) a theoretical derivative component. The value of the bond component of the notes is calculated based on an internal funding rate, which is determined primarily based on the rates at which our conventional debt securities of comparable maturity may trade, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The value of the derivative component is calculated based on our internal pricing models using relevant parameter inputs.

The economic terms of the notes (including the Participation Rate) are based on the internal funding rate and the economic terms of certain related hedging arrangements. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below), will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-15.

Terms of the Notes		Redemption Amount Determination

Issuer:	Deutsche Bank AG, London Branch	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately five years
Market Measure:	Bloomberg ExEnergy SubindexSM Excess Return (Bloomberg symbol: “BCOMXE”), an excess return index.
Starting Value:	The closing level of the Market Measure on the pricing date, subject to postponement in the event of Market Disruption Events, as described beginning on page PS-25 of product supplement COMM LIRN-1.
Ending Value:	The closing level of the Market Measure on the calculation day. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described on page PS-26 of product supplement COMM LIRN-1.
Threshold Value:	100% of the Starting Value
Participation Rate:	[155% to 175%]. The actual Participation Rate will be determined on the pricing date.
Calculation Day:	Approximately the seventh scheduled Market Measure Business Day immediately preceding the maturity date.
Fees and Charges:	The underwriting discount of $0.135 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-15.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and Deutsche Bank, acting jointly.

Leveraged Index Return Notes®	TS-2

Leveraged Index Return Notes® Linked to the Bloomberg ExEnergy SubindexSM Excess Return, due July , 2022

The terms and risks of the notes are contained in this term sheet and in the following:

•	Product supplement COMM LIRN-1 dated July 11, 2017: https://www.sec.gov/Archives/edgar/data/1159508/000095010317006661/crt_dp78289-424b2.pdf

•	Prospectus supplement dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016: https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the notes. When you read the accompanying product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement COMM LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our” or similar references are to Deutsche Bank.

Consent to Potential Imposition of Resolution Measures

Under the German Recovery and Resolution Act, which became effective on January 1, 2015, the notes may be subject to any Resolution Measure by the competent resolution authority under relevant German and/or European laws or regulations if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. A “Resolution Measure” may include: (i) a write down, including to zero, of any payment (or delivery obligations) on the notes; (ii) a conversion of the notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) any other resolution measure, including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. By acquiring the notes, you will be deemed irrevocably to agree:

•	to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure;

•	that you would have no claim or other right against us arising out of any Resolution Measure; and

•	that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as set forth in the accompanying prospectus dated April 27, 2016.

Please read “Risk Factors” in this term sheet and see the accompanying prospectus, including the risk factors beginning on page 13 of such prospectus, for further information.

Leveraged Index Return Notes®	TS-3

Leveraged Index Return Notes® Linked to the Bloomberg ExEnergy SubindexSM Excess Return, due July , 2022

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪  You anticipate that the Index will increase from the Starting Value to the Ending Value.

▪  You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to the Ending Value.

▪  You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪  You are willing to forgo the rights and benefits of owning the commodities or futures contracts represented by or included in the Index.

▪  You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the internal funding rate and fees and charges on the notes.

▪  You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪  You are willing to consent to be bound by any Resolution Measure imposed by the competent resolution authority.

▪  You believe that the Index will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪  You seek principal repayment or preservation of capital.

▪  You seek interest payments or other current income on your investment.

▪  You want to receive the rights and benefits of owning the commodities or futures contracts represented by or included in the Index.

▪  You seek an investment for which there will be a liquid secondary market.

▪  You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

▪  You are unwilling to consent to be bound by any Resolution Measure imposed by the competent resolution authority.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Leveraged Index Return Notes®	TS-4

Leveraged Index Return Notes® Linked to the Bloomberg ExEnergy SubindexSM Excess Return, due July , 2022

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values.

Leveraged Index Return Notes®

This graph reflects the returns on the notes based on a Participation Rate of 165% (the midpoint of the Participation Rate range of [155% to 175%]) and the Threshold Value of 100% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the components of the Index.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a hypothetical Threshold Value of 100, a hypothetical Participation Rate of 165% and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Participation Rate, Ending Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Index” section below. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit(1)	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
30.00	-70.00%	$3.00	-70.00%
40.00	-60.00%	$4.00	-60.00%
50.00	-50.00%	$5.00	-50.00%
60.00	-40.00%	$6.00	-40.00%
70.00	-30.00%	$7.00	-30.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
95.00	-5.00%	$9.50	-5.00%
100.00(2)(3)	0.00%	$10.00	0.00%
102.00	2.00%	$10.33	3.30%
110.00	10.00%	$11.65	16.50%
120.00	20.00%	$13.30	33.00%
130.00	30.00%	$14.95	49.50%
140.00	40.00%	$16.60	66.00%
150.00	50.00%	$18.25	82.50%
160.00	60.00%	$19.90	99.00%

(1)	The Redemption Amount per unit is based on the hypothetical Participation Rate.

(2)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.

(3)	This is the hypothetical Threshold Value.

Leveraged Index Return Notes®	TS-5

Leveraged Index Return Notes® Linked to the Bloomberg ExEnergy SubindexSM Excess Return, due July , 2022

Redemption Amount Calculation Examples

Example 1
The Ending Value is 70.00, or 70.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	100.00
Ending Value:	70.00
= $7.00 Redemption Amount per unit

Example 2
The Ending Value is 150.00, or 150.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	150.00
= $18.25 Redemption Amount per unit

Leveraged Index Return Notes®	TS-6

Leveraged Index Return Notes® Linked to the Bloomberg ExEnergy SubindexSM Excess Return, due July , 2022

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement COMM LIRN-1, page PS-5 of the prospectus supplement and page 13 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	The notes may be written down to zero, be converted into ordinary shares or other instruments of ownership or become subject to other Resolution Measures. You may lose some or all of your investment if any such measure becomes applicable to us. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities (as defined in the accompanying prospectus) are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities (as defined in the accompanying prospectus). We expect and intend the notes offered herein to be classified as Structured Debt Securities, but the competent resolution authority or court may classify the notes differently. The imposition of any Resolution Measure does not constitute a default or an event of default under the notes, the senior indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939 or give you any other right to accelerate or terminate the notes. You may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure. Please see “Consent to Potential Imposition of Resolution Measures” in this term sheet and the risk factors beginning on page 13 of the accompanying prospectus for more information.

▪	The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities of comparable maturity. As a result of this difference, the initial estimated value of the notes would likely be lower if it were based on the rate we would pay when we issue conventional debt securities of comparable maturity. This difference in funding rate, as well as the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below), reduces the economic terms of the notes to you.

▪	Our internal pricing models consider relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our pricing models are proprietary and rely in part on certain forecasts about future events, which may prove to be incorrect. Because our pricing models may differ from other financial institutions’ valuation models, and because funding rates taken into account by other financial institutions (including those with similar creditworthiness) may vary materially from the internal funding rate used by us, our initial estimated value of the notes may not be comparable to the initial estimated values of similar notes of other financial institutions.

▪	The public offering price you pay for the notes will exceed the initial estimated value. The difference is due to the inclusion in the public offering price of the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below), all as further described in “Structuring the Notes” on page TS-15. These factors are expected to reduce the price at which you may be able to sell the notes in any secondary market and, together with various credit, market and economic factors over the term of the notes, including changes in the level of the Index, will affect the value of the notes in complex and unpredictable ways.

▪	The initial estimated value of the notes on the pricing date does not represent the price at which we, MLPF&S, or any of our respective affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we, MLPF&S, or any of our respective affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the public offering price and the initial estimated value of the notes on the pricing date. MLPF&S has advised us that any repurchases by them or their affiliates will be made at prices determined by reference to their pricing models and at their discretion. These prices will include MLPF&S’s trading commissions and mark-ups and may differ materially from the initial estimated value of the notes determined by reference to our internal funding rate and pricing models.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S, or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in components of the Index and related futures contracts), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of

Leveraged Index Return Notes®	TS-7

Leveraged Index Return Notes® Linked to the Bloomberg ExEnergy SubindexSM Excess Return, due July , 2022

interest with you. Our economic interests in determining the initial estimated value of the notes on the pricing date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, are potentially adverse to your interests as an investor in the notes.

▪	Ownership of the notes will not entitle you to any rights with respect to any commodities or futures contracts represented by or included in the Index.

▪	The prices of the commodities or futures contracts represented by or included in the Index may change unpredictably, affecting the value of your notes in unforeseeable ways.

▪	If the liquidity of any components of the Index is limited, the notes would likely be impaired.

▪	Suspensions or disruptions of market trading in the applicable commodities and related futures contracts may adversely affect the value of the notes.

▪	Changes in the exchange methodology used to determine the futures contracts included in the Index may adversely affect the value of the notes prior to maturity.

▪	Legal and regulatory changes could adversely affect the return on and value of your notes.

▪	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪	The Index includes futures contracts traded on foreign exchanges that are less regulated than U.S. markets and may involve different and greater risks than trading on U.S. exchanges.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is MLPF&S. We have the right to appoint and remove the calculation agents.

▪	The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to you. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Consequences” beginning on page PS-33 of product supplement COMM LIRN-1.

Additional Risk Factors

There is no assurance that the methodology of the Index will result in the Index accurately reflecting the market performance of futures contracts represented by or included in the Index.

The methodology and criteria used to determine the composition of the Index, the weights of the Index Components (as defined below), and the calculation of the level of the Index are designed to enable the Index to serve as a measure of the performance of the commodities markets, excluding the energy sector. It is possible that the methodology and criteria of the Index will not accurately reflect the performance of these commodities and that the trading of, or investments in, products based on or related to the Index, such as the notes, will not correlate with that performance.

The Index tracks commodity futures contracts and does not track the spot prices of the Index Commodities.

The Index is composed of exchange-traded futures contracts (the “Index Components”) on the Index Commodities (as defined below). Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.

The notes are linked to the Index and not to the spot prices of the Index Commodities. An investment in the notes is not the same as buying and holding the Index Commodities. While price movements in the Index Components may correlate with changes in the spot prices of the Index Commodities, the correlation will not be perfect and price movements in the spot markets for the Index Commodities may not be reflected in the futures market (and vice versa). Accordingly, an increase in the spot prices of the Index Commodities may not result in an increase in the prices of the Index Components or the level of the Index. The prices of the Index Components and the level of the Index may decrease while the spot prices for the Index Commodities remain stable or increase, or do not decrease to the same extent.

Higher future prices of the Index Components relative to their current prices may have a negative effect on the level of the Index, and therefore the value of the notes.

Commodity indices generally reflect movements in commodity prices by measuring the value of futures contracts for the applicable commodities. To maintain the Index, as futures contracts approach expiration, they are replaced by similar contracts that have a later expiration. For example, a futures contract purchased and held in August may specify an October expiration date. As time passes, the contract expiring in October may be replaced by a contract for delivery in December. This process is referred to as “rolling.” The level of the Index is calculated as if the expiring futures contracts are sold and the proceeds from those sales are used to purchase longer-dated futures contracts. The difference in the price between the contracts that are sold and the new contracts for more distant delivery that are purchased is called “roll yield,” and the change in price that contracts experience while they are components of the Index is sometimes referred to as “spot return.”

Leveraged Index Return Notes®	TS-8

Leveraged Index Return Notes® Linked to the Bloomberg ExEnergy SubindexSM Excess Return, due July , 2022

If the expiring futures contract included in the Index is “rolled” into a less expensive futures contract with a more distant delivery date, the market for that futures contract is (putting aside other considerations) trading in “backwardation.” In the example above, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract. In this case, the effect of the roll yield on the level of the Index will be positive because it costs less to replace the expiring futures contract. However, if the expiring futures contract included in the Index is “rolled” into a more expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “contango.” This would occur, for example, if the purchase of the December contract took place at a price that is higher than the sale price of the October contract. In this case, the effect of the roll yield on the level of the Index will be negative because it will cost more to replace the expiring futures contract.

There is no indication that the markets for the Index Components will consistently be in backwardation or that there will be a positive roll yield that increases the level of the Index. It is possible, when near-term or spot prices of the underlying commodities are decreasing, for the level of the Index to decrease significantly over time even when some or all of the constituent commodities are experiencing backwardation. If all other factors remain constant, the presence of contango in the market for an Index Component could generally result in negative roll yield, even when the near-term or spot prices of the underlying commodities are stable or increasing, which could decrease the level of the Index and the market value of the notes.

Risks associated with the Index may adversely affect the market price of the notes.

The annual composition of the Index will be calculated in reliance upon historic price, liquidity, and production data that are subject to potential errors in data sources or errors that may affect the weighting of the Index Components. Bloomberg Finance L.P. (collectively with its affiliates, “Bloomberg”) and UBS Securities LLC (collectively with its affiliates, “UBS”) may not discover every discrepancy, and any discrepancies that require revision will not be applied retroactively. These discrepancies may adversely affect the level of the Index and the market price of the notes.

Furthermore, the weightings for the Index, related indices or subindices are determined by Bloomberg, which has a significant degree of discretion with respect to the Index, related indices and subindices. This discretion would permit, among other things, changes to the composition of the Index, related indices or subindices or changes to the manner or timing of the publication of the levels of such indices at any time during the year if Bloomberg deemed the changes necessary in light of a number of potential factors.

The notes are linked to the Bloomberg ExEnergy SubindexSM Excess Return (Bloomberg symbol “BCOMXE”), an excess return index, not the Bloomberg ExEnergy SubindexSM Total Return (Bloomberg symbol “BCOMXETR”).

The notes are linked to the Bloomberg ExEnergy SubindexSM Excess Return (Bloomberg symbol “BCOMXE”), an excess return index, which we refer to in this term sheet as the “Index.” The Index reflects both price movements as well as roll yields. By comparison, the Bloomberg ExEnergy SubindexSM Total Return includes commodity price movements, a roll-return component, and a U.S. Treasury-bill return component to measure a fully collateralized commodity futures investment. Because the notes are linked to the Index and not the Bloomberg ExEnergy SubindexSM Total Return, the Redemption Amount will not reflect the total return feature.

Trading and other transactions by UBS in the futures contracts comprising the Index and the underlying commodities may adversely affect the level of the Index.

UBS may actively trade the Index Commodities, or futures contracts or options on the Index Commodities, on a regular basis as part of its general business for proprietary accounts, for other accounts under management, to facilitate transactions for customers or to hedge obligations under products linked to the Index, related indices or any index components. UBS may also issue or underwrite securities or financial or derivative instruments with returns linked to or related to the performance of the Index, any related indices or any index components. These activities may adversely affect the market value of the Index Components and the level of the Index. UBS may receive substantial returns from these activities while the market value of the Index Components and the level of the Index decrease. UBS has no obligation to consider your interests.

The Index may in the future include contracts that are not currently included in the Index or contracts that are not traded on regulated futures exchanges.

The Index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). At present, the Index is comprised exclusively of regulated futures contracts. However, the Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts and the manner in which prices and volumes are reported by the relevant trading facilities may not be subject to the provisions of and the protections afforded by the U.S. Commodity Exchange Act or other applicable statutes and related regulations that govern trading on regulated U.S. futures exchanges or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the Index may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Leveraged Index Return Notes®	TS-9

Leveraged Index Return Notes® Linked to the Bloomberg ExEnergy SubindexSM Excess Return, due July , 2022

The Index

We have derived all information contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, UBS and Bloomberg (together, the “Index Sponsors”). The Index was developed by the Index Sponsors and is calculated, maintained and published by the Index Sponsors. The Index Sponsors have no obligation to continue to publish, and may discontinue or suspend the publication of, the Index at any time. The consequences of the Index Sponsors discontinuing publication of the Index are discussed in the section entitled “Description of LIRNs—Discontinuance of a Market Measure” on page PS-27 of product supplement COMM LIRN-1. None of us, the calculation agents or MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The Index is a subindex of the Bloomberg Commodity IndexSM (the “BCOM Index”). The Index includes all futures contracts included in the BCOM Index with the exception of the Energy Commodity Group, which consists of Crude Oil (WTI and Brent), ULS Diesel, Natural Gas and Unleaded Gasoline. The Index is calculated using the same methodology as the BCOM Index but with reference only to the futures contracts on Aluminum, Coffee, Copper, Corn, Cotton, Gold, Lean Hogs, Live Cattle, Nickel, Silver, Soybeans, Soybean Meal, Soybean Oil, Sugar, Wheat (Chicago and KC HRW) and Zinc, and to their respective weightings within the Index. The determination of these weights is the same as the BCOM Index and is discussed below. The Index is calculated on an excess return basis which reflects the return of underlying commodity futures price movements only. The Index is reported by Bloomberg under the ticker symbol “BCOMXE.”

The BCOM Index Family

The BCOM Index was established in July 1998 to provide a liquid and diversified benchmark for commodities. The BCOM Index is currently composed of futures contracts on 20 physical commodities. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The 20 commodities for 2017 that compose the BCOM Index (each, an “Index Commodity” and collectively, the “Index Commodities”) are: Aluminum, Coffee, Copper, Corn, Cotton, Crude Oil (Brent and WTI), Gold, Lean Hogs, Live Cattle, Natural Gas, Nickel, Silver, Soybeans, Soybean Meal, Soybean Oil, Sugar, ULS Diesel, Unleaded Gasoline, Wheat (Chicago and KC HRW), and Zinc. Futures contracts on the BCOM Index are currently listed for trading on the Chicago Board of Trade (the “CBOT”). The Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange.

On July 1, 2014, Bloomberg became responsible for the governance, calculation, distribution and licensing of the BCOM Index. The BCOM Index was renamed from the Dow Jones–UBS Commodity IndexSM to the Bloomberg Commodity IndexSM and the ticker changed from “DJUBS” to “BCOM.” UBS has maintained its ownership, but will have no role in any aspect of index governance or calculation.

Methodology

The BCOM Index tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. An investor with a rolling futures position is able to avoid delivering underlying physical commodities while maintaining exposure to those commodities. The rollover for each BCOM Index component occurs over a period of five BCOM Business Days each month according to a pre-determined schedule.

The methodology for determining the composition and weighting of the BCOM Index and for calculating its level is subject to modification by the Index Sponsors at any time. Bloomberg publishes a daily index closing level for the BCOM Index at approximately 5:00 p.m., New York City time, on each BCOM Business Day on the Bloomberg page set forth above.

A “BCOM Business Day” means a day on which the sum of the Commodity Index Percentages (as described below under “—Annual Reweighting and Rebalancing of the BCOM Index”) for the Index Commodities that are open for trading is greater than 50%.

The BCOM Index was created using the following four main principles

Economic Significance: To achieve a fair representation of a diversified group of commodities to the world economy, the BCOM Index uses both liquidity data and U.S. dollar-weighted production data in determining the relative quantities of included commodities. The BCOM Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The BCOM Index also relies on production data as a useful measure of the importance of a commodity to the world economy.

Diversification: In order to avoid the BCOM Index being subjected to micro-economic shocks in one commodity or sector, diversification rules have been established and are applied annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

Continuity: The BCOM Index is intended to provide a stable benchmark so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the BCOM Index.

Liquidity: The inclusion of liquidity as a weighting factor helps to ensure that the BCOM Index can accommodate substantial investment flows.

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Designated Contracts for each Index Commodity

A futures contract known as a “designated contract” is selected for each of the 24 commodities eligible for inclusion in the BCOM Index. The 24 commodities eligible for inclusion in the BCOM Index are: Aluminum, Cocoa, Coffee, Copper, Corn, Cotton, Crude Oil (Brent and WTI), Gold, Lead, Lean Hogs, Live Cattle, Natural Gas, Nickel, Platinum, Silver, Soybeans, Soybean Meal, Soybean Oil, Sugar, Tin, ULS Diesel, Unleaded Gasoline, Wheat (Chicago and KC HRW), and Zinc. With the exception of several LME contracts, crude oil and wheat, where there exists more than one futures contract with sufficient liquidity to be chosen as a designated contract for an eligible commodity, the futures contract that is traded in North America and denominated in United States dollars has been chosen. If more than one of those contracts exists, the most actively traded contract is chosen. Data concerning this designated contract will be used to calculate the BCOM Index. The termination or replacement of a futures contract on an established exchange occurs infrequently. If a designated contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that designated contract. The 24 commodities eligible for inclusion in the BCOM Index are traded on the LME, CBOT, the New York Commodities Exchange (“COMEX”), the Chicago Mercantile Exchange (“CME”), the New York Mercantile Exchange (the “NYMEX”) and the Intercontinental Exchange (“ICE”).

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the BCOM Index are assigned to “Commodity Groups.” The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group:	Commodities:	Commodity Group:	Commodities:
Energy	Crude Oil (WTI and Brent) Natural Gas ULS Diesel Unleaded Gasoline	Livestock	Live Cattle Lean Hogs
Industrial Metals	Aluminum Copper Nickel Zinc Lead*** Tin***	Precious Metals	Gold Silver Platinum***
Grains	Corn Soybeans Soybean Oil Soybean Meal Wheat (Chicago and KC HRW)	Softs	Coffee Cotton Sugar Cocoa***

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****	Out of the 24 commodities available for inclusion annually in the BCOM Index, only those four commodities marked in the table above with asterisks are currently not included in the BCOM Index.

Annual Reweighting and Rebalancing of the BCOM Index

The BCOM Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the BCOM Index are determined each year in June or July. The annual weightings are announced in July and implemented the following January.

The relative weightings of the component commodities included in the BCOM Index are determined annually according to both liquidity and U.S. dollar-adjusted production data in two-thirds and one-third shares, respectively. For each commodity designated for potential inclusion in the BCOM Index, liquidity is measured by the commodity liquidity percentage (the “CLP”) and production by the commodity production percentage (the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of the trading volume and the historic U.S. dollar value of the designated contract for that commodity, and dividing the result by the sum of the products for all commodities which were designated for potential inclusion in the BCOM Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic U.S. dollar value of the designated contract, and dividing the result by the sum of the production figures for all the commodities which were designated for potential inclusion in the BCOM Index. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the “CIP”) for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the BCOM Index and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the BCOM Index, the following diversification rules are applied to the annual reweighting and rebalancing of the BCOM Index as of January of the applicable year:

•	No single commodity may constitute more than 15% of the BCOM Index;

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•	No single commodity, together with its derivatives (e.g., WTI Crude Oil and Brent Crude Oil, together with ULS Diesel and Unleaded Gasoline), may constitute more than 25% of the BCOM Index;

•	No related group of commodities (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the BCOM Index; and

•	No single commodity (e.g. natural gas, silver) may constitute less than 2% of the BCOM Index, as liquidity allows.

The last rule above helps to increase the diversification of the BCOM Index by giving even the smallest commodity within the basket a reasonably significant weight. Commodities with small weights initially may have their weights increased to higher than 2%. Any commodities with CIPs under 0.4% are eliminated.

Following the annual reweighting and rebalancing of the BCOM Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Following application of the diversification rules discussed above, the CIPs are incorporated into the BCOM Index by calculating the new unit weights for each Index Commodity. Near the beginning of each new calendar year, the CIPs, along with the settlement prices on that date for the BCOM Index components, are used to determine the commodity index multiplier (the “CIM”) for each Index Commodity. The CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Computation of the Bloomberg Commodity IndexSM

The BCOM Index is calculated by Bloomberg by applying the impact of the changes to the prices of the BCOM Index components (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the BCOM Index is a mathematical process whereby the CIMs for the BCOM Index components are multiplied by the prices for the BCOM Index components. These products are then summed. The percentage change in this sum is then applied to the prior level of the BCOM Index to calculate the current level of the BCOM Index level. The BCOM Index is calculated on an excess return and on a total return basis.

The following graph shows the daily historical performance of the Index in the period from January 1, 2008 through July 5, 2017. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 5, 2017, the closing level of the Index was 90.7142.

Historical Performance of the Index

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index.

License Agreement

“Bloomberg®'', “Bloomberg ExEnergy SubindexSM Excess Return” are service marks of Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”) and have been licensed for use for certain purposes by Deutsche Bank.

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The notes are not sponsored, endorsed, sold or promoted by Bloomberg, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The only relationship of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Index, which is determined, composed and calculated by Bloomberg in conjunction with UBS Securities without regard to Deutsche Bank or the notes. Bloomberg and UBS Securities have no obligation to take the needs of Deutsche Bank or the owners of the notes into consideration in determining, composing or calculating the Index. None of Bloomberg, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to notes customers, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by Licensee, but which may be similar to and competitive with the notes. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM and the Bloomberg Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the level of the Index and the notes.

This term sheet relates only to the notes and does not relate to the exchange-traded physical commodities underlying any of the Index Components. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in this term sheet regarding the Index and the Index Components has been derived solely from publicly available documents. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Index or the Index Components in connection with the notes. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Index or the Index Components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS (INCLUDING UBS), AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES-WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH THE NOTES OR THE INDEX OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG, UBS SECURITIES AND DEUTSCHE BANK, OTHER THAN UBS AG.

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Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S has advised us that they or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the estimated value of the notes at the time of repurchase. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index, the remaining term of the notes, and our creditworthiness. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated value of the notes at the time of repurchase.

MLPF&S has also advised us that, if you hold your notes in a MLPF&S account, the value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. This price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Deutsche Bank or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill Lynch financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

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Leveraged Index Return Notes® Linked to the Bloomberg ExEnergy SubindexSM Excess Return, due July , 2022

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 principal amount per unit. In order to meet these payment obligations, at the time we issue the notes, we expect to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include us, MLPF&S and one of our respective affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by us, MLPF&S or any other hedge providers.

For further information, see “Risk Factors—General Risks Relating to LIRNs” beginning on page PS-7 and “Use of Proceeds and Hedging” on page PS-21 of product supplement COMM LIRN-1.

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Summary Tax Consequences

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your notes and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

Market-Linked Investments Classification

MLPF&S has advised us that it classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Leveraged Index Return Notes®” and “LIRNs®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S.

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